CERTIFICATE OF OFFICER
OF
LENNAR PARTNERS, INC.
Pooling and Servicing Agreement
(the "Agreement") dated August 15, 2001, among WACHOVIA COMMERCIAL
MORTGAGE SECURITIES, INC. formerly known as FIRST UNION
COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor,
WACHO VIA BANK, N.A. formerly known as FIRST UNION NATIONAL
BANK, as Master Servicer,
LENNAR PARTNERS, INC., as Special Servicer, WELLS FARGO BANK
MINNESOTA, NATIONAL ASSOCIATION, as Trustee, and LASALLE BANK
NATIONAL ASSOCIATION as Paying Agent.
(FUNB 2001-C3)
The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC.,
a Florida Corporation (the "Company"), in accordance with Section 3.13 of the
Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2004 and of the
Company's performance under the Agreement has been made under my supervision, (ii)
to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement throughout such period ended December 31, 2004 and
(iii) the Company has received no notice regarding qualification, or challenging the status, of REMIC I , REMIC II as a REMIC under the REMIC Provisions or of the
Grantor Trust under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2005.
/s/ Susan K. Chapman
Susan K. Chapman
Vice President
Lennar Partners, Inc.